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CONSULTING AGREEMENT


This Consulting Agreement is entered into between Timothy Miles DBA Little Pond Enterprises (LPE) and Infectech, Inc. (Client) (the
"Agreement") with reference to the following facts.

Client has expressed a desire to enter into this Agreement with LPE for LPE to provide consulting services through which Client will become a publicly traded company (the "Services") LPE is in the business of providing such services and desires to enter into an Agreement with Client to provide such "Services". This Agreement is for the purpose of defining the services provided and the rights and responsibilities of both parties.

1.  SERVICES PROVIDED BY LPE

1. LPE will recommend a structure for Client' entry into the public market. This structure will be approved by Client. The structure will include distribution to shareholders, creditors, and other parties and will include agreed upon capital formation requirements of Client.

2. LPE will, if requested, arrange to be provided, such accounting services as necessary to complete audits of Client's books in order to proceed with the preparation and filing of this registration.

3. LPE will interact with Clients securities attorney for the preparation and filing of a Registration Statement on Form SB2 with the Securities and Exchange Commission (SEC) Securities to be registered in said registration include the stock issued to LPE, and other such stock as agreed upon by both parties.

4. LPE will use its contacts and expertise to locate a suitable inventor relations firm to represent client and will interact with the firm to cause to be prepared such packaging and promotional materials as LPE, the investor relations firm and Client deem necessary.

5. LPE will prepare, with Client's securities attorney, a form 15c2-11 and coordinate its distribution to the brokerage community at its own expense for the purpose of opening a market for the stock and arrange a listing on the Over the Counter Market.

6. LPE agrees to use its expertise and business contacts to locate a suitable financial and broker relations firms to represent Client.

7. LPE agrees to interact with the Client's investment relations coordinator and to advise said coordinator as necessary.

8. LPE agrees to arrange for the inclusion of the Company in Moody's company listing services or another comparable service for the purpose of expanding the marketability of the stock LPE will obtain the application for the Client and assist the Client in preparing the application.

9. LPE agrees to provide consulting services on an as needed basis to Client for a period of 1 year from this Agreement LPE and will make itself available to render advice to Client concerning but not limited to shareholder relations, market strategy, broker relations and additional capitalization and any other subjects as may fall under the services provided within this contract.


2.  RESPONSIBILITY OF CLIENT

1.	Client agrees to provide LPE such financial, business and other material and information about Client, its products, services, contracts, litigation, patients, trademarks and other such business matters which LPE may request and which LPE may request and which LPE considers to be important and material information for the completion of this contract.

2.	Client agrees to provide LPE and/or Client's attorneys and
accountants all material requested in order to prepare the registration documents. These materials include but are not limited to articles of incorporation and all amendments thereto, by laws of the corporation, its minutes and resolutions of all shareholders and board of directors

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meetings, a copy of the share register showing the names, addresses and social security number of shareholders and the dates of issuance and the numbers of shares owned by each shareholder; the names and addresses of all officers and directors of the corporation, a resume for each officer and director of the corporation and audited financial statements providing balance sheets for the two previous years and Statement of Operations for the three previous years.

3.	Client agrees to provide LPE with monthly financial statements containing Balance Sheets and Profit and Loss statements utilizing "GAP" accounting until the effective date of the registration and the Client also agrees to notify LPE of any changes in the status or nature of its business, any litigation, or any other developments that may require further disclosure in the registration or other documents.

4.	Client agrees to prepare and file an SB2 registration within 90 days of a public market being established. If Client is unable to file an SB2 or similar registration within 90 days, Client agrees to file a Form 10SB within the same 90 days.

3.	CASH COMPENSATION

LPE will receive a total fee of $0 for the above services rendered. Fee does not include any preapproved expenses incurred by LPE.

4.	EQUITY COMPENSATION

Client agrees to pay LPE a total of 50,000 shares of common stock, in advance for the services to be rendered. Said shares will be included in any subsequent registrations filed by the Client. If client fails to file a registration within 90 days, shares will be registered through an registration within 14 days of the effective date of the SB10 which the company agrees to file.

5.	REPRESENTATIONS BY LPE

LPE represents warrants and covenants the following:

1.	LPE will disclose to Client all material facts and
circumstances which may affect its ability to perform its undertaking herein.


2.	LPE will cooperate in a prompt and professional manner with
Client, its attorneys, accountants nd agents in the performance of this Agreement.

6.	REPRESENTATIONS OF CLIENT

Client represents warrants and covenants the following:

1.	Corporation will cooperate fully with LPE in executing the
responsibilities required under this contract so that LPE may fulfill its responsibilities in a timely manner.

2.	Client will not circumvent this Agreement either directly or indirectly nor will it interfere with, impair, delay or cause LPE to perform work not described in this Agreement.

3.	Client and each of its subsidiaries is a corporation d uly
organized and existing under the laws of its state of incorporation and is in good standing with the jurisdiction of its incorporation in each state where it is required to be qualified to do business.

4.	Client's articles of incorporation and bylaws delivered
pursuant to this Agreement are true and complete copies of same nd have been duly adopted.

5.	Client will cooperate in a prompt and professional manner with
LPE, its attorneys, accountants and agents during the performance of the obligations due under this Agreement.

6. Client represents that no person has acted as a finder or investment advisor in connection with the transactions contemplated in this letter other than those listed on Exhibit A, and Client will indemnify LPE with respect to any claim for a finders fee in connection with this Agreement. Client represents that no officer, director or stockholder of the company is a member of the NASD, an employee or

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associated member of the NASD, or an employee or associated person or member of the NASD. Client represents that is separately has disclosed to LPE all potential conflicts of interest involving officers, directors, principal stockholders and/or employees.

7.	CONFIDENTIALITY

LPE agrees that all information received from Client shall be treated as confidential information and LPE shall not share such information with any other person or entity, except the SEC, attorneys and accountants, without the express written consent of Client, unless such disclosure clearly will not cause damages to Client.
Client agrees not to divulge each and any named source (lending, institutions, investors, individuals, Brokers, etc.) which have been introduced by LPE for a period of one year from the execution of this Agreement. Furthermore, Client agrees not to circumvent, either directly or indirectly, the relationship that each LPE ha with said sources.

8.  NOTICES

Any notices from either party to the other shall be deemed received on the date such notice is personally delivered. Any notice sent by fax transmission shall be deemed received by the other party on the day it has been transmitted. Any notice sent by mail by either party to the other shall be deemed received on the third business day after is has been deposited at a United States Post Office. For purposes of delivering or sending notice to the parties to this Agreement such notices shall be delivered or sent as follows.

If notice is delivered to LPE
Little Pond Enterprises
Carolina Bldg. Suite 222
10 Office Park Rd
PO Box 7571
Hilton Head Island, SC  29938
Phone 803-686-5590
Fax #803-686-5595


Or
1921 South Downing Street
Denver, CO  80210

If notice is to be delivered to Client

Infectech, Inc.
Suite 2
87 Stambaugh Avenue
Sharon, PA  16146
Phone #724-346-1302
Fax #724-346-9596

9.  ENTIRE AGREEMENT

Neither party has made any representations to the other which are not specifically set forth in this Agreement. There are no oral or other agreements between the parties which have been entered into prior or contemporaneously with the formation of this Agreement. All oral promises, agreements, representations, statements and warranties hereinafter asserted by one party against the other shall be deemed to have been waived by such party asserting that they were made and this Agreement shall supersede all prior negotiations, statements representations, warranties and agreements made or entered into between the parties to this Agreement.

10.  NO ASSIGNMENT

Neither party may assign any benefit due or delegate performance under this Agreement without the express written consent of the other party.

11.  GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina. It shall also be construed as if the parties participated equally in its negotiation and drafting. The Agreement shall not be construed against one party over another party.

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Should a dispute arise, both parties agree to submit to binding arbitration under the guidelines of the American Arbitration
Association or some other mutually agreeable Arbitration Association.

12.  WAIVER

The waiver of any provision of this Agreement by either party shall not be deemed to be a continuing waiver or a waiver of any other provisions of this Agreement by either party.

13.  SEVERABILITY

If any provision of this Agreement or any subsequent modification hereof are found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall continue to remain in full force and effect.

14.  AUTHORITY TO ENTER INTO AGREEMENT

The individuals signing this Agreement below represent to each other that they have the authority to bind their respective corporations to the terms and conditions of this Agreement. The individuals shall not, however have personal liability by executing this Agreement and sign this Agreement only in their representative capacities as authorized officers of the Client and LPE respectively.

Dated this 24th of September, 1998	   Dated this 24th of September, 1998

Little Pond Enterprises        Infectech, Inc.





by                                	   by
  Timothy Miles                         Mitchell S. Felder, President